EXTENSION AGREEMENT

Arnold Blair holds a $1,250,000 note made by Nutrition 21, Inc. dated August 25, 2006. The maturity date of the note is extended through September 14, 2009.

Nutrition 21, Inc. confirms all other provisions of the note and of the security for the note, including provisions for accelerated maturity on certain events.

Nutrition 21, Inc. further confirms that the granting of this extension is not a waiver of any rights under the note or a related security agreement or otherwise available to you at law or in equity.

This extension is effective only if and when Mark Stenberg signs an identical extension agreement for a $1,250,000 note by Nutrition 21, Inc. that he holds.

Dated: September 1, 2009

/s/ Arnold Blair
Arnold Blair

NUTRITION 21, INC.

By	/s/ Benjamin Sporn

Benjamin Sporn

Vice President